SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CSX Corporation

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On April 7, 2008, CSX issued the following employee communication:

MESSAGE FROM MICHAEL WARD

Dear CSX Employees:

Late last year I told you that our differences with an activist hedge fund would likely play themselves out in the news media for an extended period of time.  That has been the case.

All along, you have done an outstanding job of keeping your eye on the ball and doing everything possible to continue the outstanding improvements in our business.  That’s what most investors are really looking for.

On March 17 CSX announced that it had filed a lawsuit against The Children’s Investment Fund and 3G Capital Partners alleging violations of federal securities laws.  We believe that these violations undermine the integrity of the voting process at the CSX annual meeting.  You will recall that TCI and 3G are hedge funds that have formed a group to nominate a slate of directors to stand for election at the 2008 CSX Annual Meeting.

Not unexpectedly, TCI and 3G filed counterclaims against CSX last week.  We believe that their claims, which received media attention, are without merit.  Please know that we will defend against them vigorously.  We expect the court to hear arguments from CSX, TCI and 3G on May 21.

From the very beginning, it has been my firm commitment to involve a very small number of people in dealing with the hedge fund issues while keeping all employees informed to the extent possible.  That’s what this note and other recent communications seek to do.

Shareholders and analysts alike have expressed their hope that we can weather this battle without it serving as a distraction to the underlying business.  Your performance speaks volumes about our ability to do just that.

I’ll let you know if and when there are developments that you should know about, and in the interim appreciate your efforts to make CSX the best company in the rail industry.

Best Regards,

Michael Ward

Forward-Looking Statements
This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions.

Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

IMPORTANT INFORMATION
On February 22, 2008, CSX Corporation ("CSX") filed with the SEC a revised preliminary proxy statement in connection with its 2008 Annual Meeting.  CSX plans to file with the SEC and furnish to its shareholders a definitive Proxy Statement in connection with its 2008 Annual Meeting, and advises its security holders to read the definitive Proxy Statement when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive Proxy Statement and other documents (when available) that CSX files with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.

CERTAIN INFORMATION CONCERNING PARTICIPANTS
CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s revised preliminary proxy statement filed on February 22, 2008 with the SEC.